Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-40441, 33-55264, 33-84736, 333-1040, 333-31021, 333-82459, 333-66656, 333-105205 and 333-112164), Form S-3 (Nos. 33-89660, 333-6545, 333-71040) and Form S-4 (File Nos. 333-650, 33-95896 and 333-87554) of Manpower Inc. of our report dated February 16, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 16, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

February 22, 2005